UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2006

VAXGEN, INC.

(Exact name of Registrant as Specified in its Charter)

DELAWARE (State or other jurisdiction of organization)	0-26483 (Commission File Number)	94-3236309 (I.R.S. Employer incorporation or Identification Number)

1000 MARINA BOULEVARD, SUITE 200, BRISBANE, CALIFORNIA 94005

(Address of Principal Administrative Offices)

Registrant’s Telephone Number, Including Area Code:            (650) 624-1000

____________________________________________________

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 2— FINANCIAL INFORMATION

Item 2.01.   Completion of Acquisition or Disposition of Assets.

On December 28, 2006, in connection with the exercise of an exclusive option granted to Nexol Co., Ltd., Nexol Biotech Co., Ltd., and Nexol Venture Capital Co., Ltd. (together, “Nexol”) pursuant to a Share Purchase Agreement dated June 28, 2006 between VaxGen, Inc. (the “Company”) and Nexol, the Company sold 2,183,127 shares of common stock of Celltrion, Inc. (“Celltrion”) to Nexol. The Company received a gross amount of approximately $51.3 million in cash in exchange for the Celltrion common stock (“the Transaction”). The price for the shares of Celltrion common stock sold in the Transaction was determined following extensive negotiation between the parties at the time the option was granted.

Celltrion is a joint venture formed in 2002 by the Company, Nexol and certain other Korean partners to build and operate a large-scale biopharmaceutical manufacturing facility in the Republic of Korea. The Nexol entities together represent Celltrion’s largest shareholder.

Item 2.02.   Results of Operations and Financial Condition.

On January 3, 2007, VaxGen, Inc. issued a press release entitled, “VaxGen Raises $51.3 Million Through Sale of Interest in Celltrion”, in which the Company disclosed its unaudited cash, cash equivalents and short-term investments balance as of December 31, 2006.

This press release is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

SECTION 9—FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01.   Financial Statements and Exhibits.

(b)	Pro Forma Financial Information. To be filed in an amendment to this Form 8-K, when available, if required.
(d)	Exhibits.

Exhibit No.	Description

99.1	Press release dated January 3, 2007 entitled, “VaxGen Raises $51.3 Million Through Sale of Interest in Celltrion”.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 8, 2007	VaxGen, Inc. (Registrant) By: /s/ Matthew J. Pfeffer ————————————————————— Matthew J. Pfeffer Senior Vice President, Finance and Administration and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated January 3, 2007 entitled, “VaxGen Raises $51.3 Million Through Sale of Interest in Celltrion”.